EXHIBIT 99.1

RBC Life Sciences, Inc.

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:

For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@rbcls.com
www.rbclifesciences.com

RBC Life Sciences Reports Third Quarter Results

Irving, Texas (November 20, 2006) – RBC Life Sciences, Inc. (RBC), (RBCL OTC:BB) today reported a 10% increase in net sales to $5,405,000 in the third quarter of 2006 compared to net sales of $4,915,000 in the same period of last year. The Company’s net earnings in the third quarter of 2006 were $80,000, or $0.00 per diluted share, compared to net earnings of $149,000, or $0.01 per diluted share, in the third quarter of 2005.

For the nine months ended September 30, 2006, the Company reported a 14% increase in net sales to $16,416,000 compared to net sales of $14,413,000 in the prior year. Earnings before income taxes were virtually unchanged between years at approximately $520,000. Year-to-date net earnings in 2006 were $335,000, or $0.01 per share, compared with $521,000, or $0.02 per share in 2005. The Company recorded a $185,000 provision for income taxes in 2006 compared to no tax provision in 2005 because earnings have now offset available net operating loss carryforwards as determined for financial reporting purposes.

Clinton Howard, CEO, said, “The increase in net sales resulted from two factors: 1) continuing expansion of markets for our nutritional products outside the U.S. and 2) continuing growth of our domestic medical products business. While gross profit increased in 2006, pre-tax earnings in 2006 were reduced as a result of non-recurring expenses related to our subsidiary in South Korea (RBC Korea).

“On October 31, 2006, RBC sold RBC Korea to a private Korean corporation owned by the individual who served as CEO of RBC Korea. As part of the sale agreement, we granted the purchaser a five-year exclusive license to continue marketing RBC products in South Korea.”

The Company manufactures high quality nutritional supplements including its largest-selling product Microhydrin® Plus ™, a strong antioxidant that scavenges free radicals, and recycles other antioxidants to enhance protection against oxidative damage to vital tissues. The Company markets through independent distributors in North America, and through foreign licensees who distribute RBC products in thirty four countries.

MPM Medical, a wholly owned subsidiary of RBC, develops and markets a proprietary line of prescription and nonprescription products for wound management, sold through medical-surgical dealers, to nursing homes, hospitals, and cancer clinics.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

RBC Life Sciences, Inc.

Summary Results of Operations

	Quarters Ended September 30,
	2006	2005
Net sales	$5,405,000	$4,915,000

Earnings before income taxes	$105,000	$149,000
Provision for income taxes	25,000	—

Net earnings	$80,000	$149,000

Earnings per share – basic and diluted	$0.00	$0.01

Weighted average shares outstanding – basic	20,166,294	20,056,294

Weighted average shares outstanding – diluted	22,177,336	22,202,158

	Nine Months Ended September 30,
	2006	2005
Net sales	$16,416,000	$14,413,000

Earnings before income taxes	$520,000	$521,000
Provision for income taxes	185,000	—

Net earnings	$335,000	$521,000

Earnings per share – basic	$0.02	$0.03

Earnings per share – diluted	0.01	0.02

Weighted average shares outstanding – basic	20,155,294	20,056,294

Weighted average shares outstanding – diluted	22,370,099	21,147,160

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